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                                                                    EXHIBIT 99.1

IXC NEWS RELEASE
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       IXC COMMUNICATIONS EXTENDS NATIONWIDE NETWORK TO PACIFIC NORTHWEST
                    ADDS 1,400-MILE LAS VEGAS-PORTLAND ROUTE

AUSTIN, Texas, November 3, 1997 -- IXC Communications, Inc. (NASDAQ: IIXC) today announced it will add 1,400 miles to its nationwide fiber network and establish a major presence in the fast-growing Pacific Northwest as a result of a fiber exchange transaction with FTV Communications, LLC.

Under the terms of the exchange, IXC will acquire fiber on a 1,400-mile route FTV is building between Las Vegas and Portland, Oregon, via Salt Lake City and Boise, Idaho. In return, FTV will acquire fiber on the route IXC is building from Las Vegas to Los Angeles.

"FTV plans to complete its route by January 1999, adding significant new miles and points of presence to IXC's high-capacity, nationwide fiber optic network," said Mike Vent, IXC Executive Vice President of Network Operations and Engineering. "The Pacific Northwest is a key strategic region for IXC and we are pleased that, through this transaction, we will be able to provide extensive new capacity and services to this important market."

"Exchanges, joint-builds, fiber sales, and IXC's own construction activities have allowed the Company to rapidly expand its network and take its products, services, and capacity to customers throughout the United States," said Benjamin Scott, IXC president and CEO. "This is another of a number of significant arrangements which IXC has entered into which will allow the Company to expand its network to over 20,000 digital route miles by the 1998-1999 timeframe on a very cost-effective basis."

FTV Communications, LLC is a limited liability corporation formed in September by FirstPoint Communications, Touch America and Williams Communications Group for the purpose of building the Las Vegas-Portland route.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data, and multimedia transmission services. The company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Website is located at www.ixc-comm.net.

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      Investor Contact:                Media Contact:
      -----------------                --------------
      James F. Guthrie                 Meri Braziel
      Executive Vice President         Senior Vice President of Marketing
      Chief Financial Officer          (512) 433-3535
      (512) 427-3731                   mbraziel@ixc-comm.net
      jguthrie@ixc-comm.net